INTER-OFFICE MEMORANDUM

DATE:    January 19, 2017

TO:        Michael Leiter

FROM:    Roger A. Krone

SUBJECT:    Notice of Separation

This memo serves as notice that your employment with Leidos will end as of January 20, 2017 (the “Termination Date”).

As you know, you and Leidos have entered into a Severance Protection Agreement (the “Severance Agreement”), that was signed and is effective as of January 1, 2016 and through a twenty-four (24) month period following a change in control of Leidos. Leidos’ merger with Lockheed Martin’s realigned Information Systems & Global Solutions business (“IS&GS”) on August 16, 2016 was considered a “Change in Control” event as defined in the Severance Protection Agreement.

As a result of the termination of your employment with Leidos other than for a reason specified in Section 3.1(a) of the Severance Agreement, you are entitled to the following compensation and benefits provided pursuant to Section 3 of the Severance Protection Agreement:

•
All accrued compensation - i.e., unpaid salary through January 20, 2017, accrued and unused comprehensive leave payout, and your FY16 Annual Cash Incentive (at Target) of $420,000 - and a pro-rata FY17 Annual Cash Incentive (at Target) pursuant to Section 3.1(b)(i) of the Severance Protection Agreement equal to $24,231.

•
Subject to you signing the attached “Release of all Claims and Potential Claims” document no earlier than the Termination Date (and not revoking it), as severance pay and in lieu of any further compensation for any period subsequent to the Termination Date, in a single payment an amount in cash equal to two and one-half times the sum of your current base salary and current bonus amount pursuant to Section 3.1(b)(ii) of the Severance Agreement, equal to $2,362,500;

•
Also subject to you signing the attached “Release of all Claims and Potential Claims” document no earlier than the Termination Date (and not revoking it), and complying with your obligations under Section 6 of the Severance Agreement (including but not limited to any agreements incorporated therein), Leidos will provide you with the value of 30 months of continuation coverage (the “Continuation Period”) under its life insurance, disability, medical and dental benefits (the “Continuation Period Benefits”) at the level currently elected by you for yourself and your dependents in lieu of the benefit provided pursuant to Section 3.1(b)(iii). The amount of $97,000 will be paid to you in lieu of any other benefit provided for under Section 3.1(b)(iii). You will be responsible for the payment of any taxes related to the Continuation Period Benefit amount, and the Company will not provide any additional amount to you for the gross-up of any such taxes;

•
All amounts above will be paid to you within 55 days after the Termination Date, provided that such payment will be made no later than the last date to be considered a short-term deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(a)(4). Your total payment amount will be less applicable withholdings and any adjustments determined necessary by Leidos under Section 5 of the Severance Agreement entitled “Excise Tax Adjustments”. Pursuant to Section 5, the total amount paid to you may be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or reduced by a “scale-back” amount necessary to decrease your payments such that no excise tax is due;

•
Outplacement services suitable to your position for a period of 12 months or, if earlier, until the first acceptance by you of an offer of employment, pursuant to Section 3.1(b)(iv) of the Severance Agreement;

•
For the avoidance of doubt, all of your equity awards shall cease vesting as of the Transition Date, and any vested awards shall be treated as provided in the applicable plan document and/or award agreement.

In addition to the amounts reference above and which will be paid pursuant to the Severance Protection Agreement, Leidos has also agreed to pay you within 55 days after the Termination Date an amount equal to $300,000.

Should you have any HR or benefits-related questions, please contact Karen Kanjian at (571) 526-6510. I thank you for your service and wish you success in the pursuit of your personal and career goals.

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS
1.    This Release of All Claims and Potential Claims (“Release”) is entered into by and between Michael E. Leiter (“Executive”) and Leidos Holdings, Inc. (hereinafter the “Company”). Executive and the Company have previously entered into a Severance Protection Agreement dated January 1, 2016 (“Severance Agreement”). In consideration of the promises made herein and in the accompanying Notice of Separation and the consideration due Executive under the Severance Agreement, this Release is entered into between the parties. For purposes of this Release, all references to “Termination Date” shall mean January 20, 2017, which is the effective date of the Executive’s termination of employment with the Company.
2.    (a) The purposes of this Release is to settle completely and release the Company, its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, and its and their individual and/or collective officers, directors, stockholders, agents, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Executive has or may have against Releasees arising out of, relating to or resulting from any events occurring on or prior to the execution of this Release by Executive, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including but not limited to any and all claims and rights under the Age Discrimination in Employment Act, but excluding any rights or benefits to which Executive is entitled under the Severance Agreement.
(b) This is a compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Executive or the Company or any other Releasee or an admission, directly or by implication, that Executive and/or the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.
(c) This Release is entered into freely and voluntarily by Executive and the Company solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.

3.    For and in consideration of the promises and covenants made by Executive to the Company and the Company to Executive, contained herein, Executive and the Company have agreed and do agree as follows:
(a) Executive waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that she has or may have against Releasees arising out of, relating to or resulting from any events occurring on or prior to the execution of this Release by Executive, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship including but not limited to any and all claims and rights under the Age Discrimination in Employment Act, but excluding any rights or benefits to which Executive is entitled under the Severance Agreement or the accompanying Notice of Separation. In addition, this Release does not cover, and nothing in this Release shall be construed to cover, any claim that cannot be so released as a matter of applicable law.
(b) This Release is not intended to interfere with Executive’s exercise of any protected, non-waivable right, including Executive’s right to file a charge with, participate in an investigation by, or provide truthful information to the Equal Employment Opportunity Commission or other government agency. By entering into this Release, however, Executive acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys' fees, to which Executive might be entitled or which may be claimed by Executive or on Executive’s behalf against the Releasees and Executive is forever discharging the Releasees from any liability to Executive for any acts or omissions occurring on or prior to the execution of this Release by Executive.
(c) Executive acknowledges that, as of the date of Executive’s execution of this Release, Executive has sustained no injury or illness related in any way to Executive’s employment with the Company for which a workers’ compensation claim has not already been filed.
4.    As a material part of the consideration for this Release, Executive and his agents and attorneys, agree to keep completely confidential and not disclose to any person or entity, except immediate family, attorney, accountant, financial advisor, or tax preparers, or to government authorities, as required by law or in response to a court order or subpoena, the terms and/or conditions of this Release and/or any understandings, agreements, provisions and/or information contained herein or with regard to the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors. Nothing herein is intended or shall be construed to restrict Executive or the Company’s right to provide truthful information to government authorities. Executive further understands that if Executive makes a confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law, or in a court filing under seal, Executive shall not be held liable under this Release, any related agreement or any federal or state trade secret law for such a disclosure.
5.    Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, the accompanying Notice of Separation or the Severance Agreement or the breach thereof, or any disputes which may arise between the parties regarding any subject in the future, shall be settled in a final and binding arbitration held in Northern Virginia or another mutually agreeable location and conducted in conformance with the prescribed arbitration procedures of JAMS or other similar arbitration administration organization that the parties agree to use. The prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and necessary disbursements incurred in connection with the arbitration proceeding. Judgment upon the award may be entered in any court having jurisdiction thereof. In the event that Executive or the Company believe that any provision of this Release has been breached by the other, Executive and the Company agree that each shall give each other reasonable advanced notice of the nature and details of the alleged breach, and attempt to resolve such dispute in good faith, prior to filing for, and submitting the controversy to, binding arbitration as set forth herein.
6.    It is further understood and agreed that Executive has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that she will be solely liable for all of his tax obligations. Executive understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to him in connection with this Release to federal and state taxing authorities. Executive waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.
7.    Executive acknowledges that he has read, understood and truthfully completed the Business Ethics and Conduct Disclosure Statement attached hereto as an Exhibit.
8.    It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Executive and/or her attorneys individually or collectively for costs and/or attorneys’ fees, including any provided for by statute, nor shall Executive and/or his attorneys be liable either jointly and/or severally to the Company and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.
9.    Executive understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.
10.    It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.
11.    This Release shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Virginia.
12.    (a) Without the express written consent of the Chief Executive Officer of the Company, during the 30 months following the Termination Date, Executive will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined below), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case, oversees, controls or materially affects the design, operation, research, manufacture, marketing, sale or distribution of Competitive Products or Services (as defined below) of or by the Restricted Company. “Restricted Company” is defined as those entities named as competitors in the bulleted paragraphs on pages 5 and 6 of the Company’s  SEC Form 10-K filed on February 26, 2016, and (i) any entity directly or indirectly controlling, controlled by, or under common control with such competitors, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction. “Competitive Products or Services” is defined as products or services which the Company was actively marketing or providing during the period that Executive was employed by the Company, other than any product or service which the Company no longer markets or provides. For the avoidance of doubt, provided that Executive does not perform work that would otherwise be prohibited by this paragraph, nothing herein shall prevent Executive from (a) engaging in the practice of law, including on behalf of a Restricted Company; (b) working for a private equity firm, venture capital firm, hedge fund, or similar business that owns all or part of a Restricted Company, as long as Executive is acting primarily as or on behalf of an investor and is not managing or operating a Restricted Company; or (c) working for a unit or division of a Restricted Company if such unit or division is not engaged in the design, operation, research, manufacture, marketing, sale or distribution of Competitive Products or Services.
            (b) Without the express written consent of the Chief Executive Officer of the Company, during the 30 months following the Termination Date, Executive will not, directly or indirectly, offer to provide or provide products or services, perform, or provide direct oversight on any program, product, or service that is currently in the Company’s business development, capture, and/or proposal pipeline, and with which Executive was actively involved in such the past two years as a Company employee.
13.    Without the express written consent of the Chief Executive Officer, during the two-year period following the Termination Date, Executive will not (i) interfere with any contractual relationship between the Company and any customer, supplier, distributor or manufacturer of or to the Company to the detriment of the Company, or (ii) induce or attempt to induce any person who is an employee of the Company to perform work or services for any entity other than the Company.
14.    Executive agrees that he will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.

15.    Executive agrees that for a period of five years after the Termination Date, Executive will not make, publish or communicate at any time to any person or entity, any Disparaging (defined below) remarks, comments or statements concerning the Company or any of its directors, managers, officers, affiliates or employees. The Company agrees that for a period of five years from the Termination Date, its current CEO, Roger Krone, will not make, publish or communicate at any time to any person or entity, any Disparaging remarks, comments or statements concerning the Executive. The previous sentences shall not apply, however, in the case of any truthful remarks, comments or statements which are made (a) in testimony pursuant to a court order, subpoena, or legal process, (b) in discussions with any regulator or government agency, or (c) to a court, mediator or arbitrator in connection with any litigation or dispute between Executive and the Company. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being discussed or that would adversely effect in any manner the conduct of the business or the business reputation of such individual or entity.
16.    Notwithstanding anything in this Release to the contrary, Executive does not waive, release or discharge any rights to indemnification for actions occurring through her affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source nor does Executive waive, release or discharge any right Executive may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.
17.    If any part of this Release is found to be either invalid or unenforceable, the remaining portions of this Release will still be valid.
18.    This Release is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f), the parties agree as follows:

A.	Executive acknowledges that he has read and understands the terms of this Release, the accompanying Notice of Separation and the Severance Agreement.

B.
Executive acknowledges that he has been advised in writing to consult with an attorney, if desired, concerning this Release, the accompanying Notice of Separation and the Severance Agreement and has received all advice he deems necessary concerning these documents.

C.
Executive acknowledges that he has been given twenty-one (21) days to consider whether or not to enter into this Release, has taken as much of this time as necessary to consider whether to enter into this Release, and has chosen to enter into this Release freely, knowingly and voluntarily.

D.
For a seven day period following the execution of this Release, Executive may revoke this Release by delivering a written revocation to Brian Liss at the Company. This Release shall not become effective and enforceable until the revocation period has expired.

19.    Executive acknowledges that he has been encouraged to seek the advice of an attorney of his choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.
20.    This Release is to be interpreted without regard to the draftsperson. The terms and intent of the Release shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.
21.    This Release, the accompanying Notice of Separation and the Severance Agreement (including but not limited to any agreements incorporated therein) constitute a single integrated contract expressing the entire agreement of the parties hereto. There are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

Dated: January 19, 2017
/s/ Michael Leiter
Michael Leiter

Leidos Holdings, Inc.

By: /s/ Vincent A. Maffeo
Name: Vincent A. Maffeo
Its: Executive Vice President & General Counsel

BUSINESS ETHICS AND CONDUCT
DISCLOSURE STATEMENT
Are you aware of any illegal or unethical practices or conduct anywhere within Leidos Holdings, Inc. or its subsidiaries, affiliates or predecessors (the “ Company”) (including, but not limited to, improper charging practices, or any violations of the Company’s Code of Conduct)?
Yes ☐                                                                      No ☐
(Your answer to all questions on this form will not have any bearing on the fact or terms of your Release with the Company.)
If the answer to the preceding question is “yes,” list here, in full and complete detail, all such practices or conduct. (Use additional pages if necessary.)

Have any threats or promises been made to you in connection with your answers to the questions on this form?
Yes ☐                                                                      No ☐
If “yes,” please identify them in full and complete detail. Also, notify the Company’s General Counsel at (571) 526-6300 immediately.

I declare under penalty of perjury, under the laws of the Commonwealth of Virginia and of the United States, that the foregoing is true and correct.
Executed this 19th of January, 2017, at 11951 Freedom Drive, Reston, VA 20190.

/s/ Michael Leiter
Michael Leiter